EXHIBIT 21




                                State of
Subsidiaries of Registrant    Incorporation                DBA
----------------------------- --------------- ----------------------------------

Easton Mortgage Corporation   California
FLF, Inc.                     California      Diversified Risk Insurance Brokers
Progressive Lending, LLC      Washington